Exhibit 99.01

Press Release
www.shire.com

Transaction in Own Shares

November 13, 2012 – Shire plc (the “Company”) (LSE: SHP, NASDAQ: SHPG), announces that in accordance with the authority granted by shareholders at the Company's Annual General Meeting on April 24, 2012 it purchased 72,862 of its ordinary shares of 5 pence each on November 13, 2012. The highest and lowest price paid was 1765.00 pence per share and 1744.00 pence per share respectively.

The purchased shares will be held as treasury shares. Following the above purchase, the Company holds 1,033,134 shares as treasury shares and has 561,507,753 shares in issue (excluding treasury shares).

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX